Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

Avalon GloboCare Corp. (the “Company”) plans to file a Registration Statement on Form S-4 (together with any amendments thereto, the “Registration Statement”) with the U.S. Securities and Exchange Commission. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person anticipated to become a director of the Company upon completion of the merger described therein, and to the filing of this consent as an exhibit to the Registration Statement.

April 24, 2025

By:	/s/ Devere Andrew Bryan
Name:	Devere Andrew Bryan